UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2007

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-26057	82-0507874
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

15 Schoen Place, Pittsford, New York 14534
(Address of principal executive offices) (Zip Code)

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 2, 2007, Biophan Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Myotech, LLC, a New York limited liability company (“Myotech”), pursuant to which the Company agreed to purchase from Myotech an aggregate of 15,496,547 membership units for an aggregate purchase price of $3,200,000. Prior to the execution of the Agreement Biophan owned 5,408,194 Class A Membership Units of Myotech. In accordance with the Agreement, upon execution of the Agreement Biophan received 5,000,000 Class A Membership Units and was to receive an addition 4,316,547 Class A Membership Units upon the payment of an aggregate initial purchase price of $1,200,000. Thereafter, upon the satisfaction of certain conditions, Biophan would purchase an additional 6,180,000 Class A Membership Units of Myotech for a purchase price of $2,000,000. As a result of this investment the Company’s holdings in Myotech will increase to 68 percent from 44 percent prior to the deal and provide Biophan with control of a majority of the Board of Directors of Myotech.

Myotech is a private company developing a novel circulatory support device that is designed to restore full cardiac output from an arrested heart. Myotech's technology addresses one of the most significant unmet needs in healthcare, acute circulatory support for patients suffering from sudden cardiac arrest. Today in the United States, over 260,000 patients suffer in-hospital cardiac arrest every year, and about 80 percent of those patients do not survive. The Company anticipates that the Myotech Circulatory Support System (CSS) will dramatically improve these outcomes.

Item 9.01 Exhibits.

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated October 2, 2007, by and between Biophan Technologies, Inc. and Myotech, LLC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

Dated: October 5, 2007	By:	/s/ John F. Lanzafame
Name: John F. Lanzafame
Title: Chief Executive Officer